AMENDMENT TO THE
ADVISORS SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 12th day of June, 2012, to the Custody Agreement, dated as of June 6, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Advisors Series Trust:

Exhibit FF, a list of the Logan Funds, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANK, N.A.

By: /s/Douglas G. Hess	By: /s/Michael R. McVoy

Name: Douglas G. Hess	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Logan – 6/2012

Exhibit FF to the
Separate Series of Advisors Series Trust Custody Agreement

Name of Series	Date Added
Logan Capital Large Cap Growth Fund	on or after June 12, 2012
Logan Capital International Fund	on or after June 12, 2012
Logan Capital Small Cap Growth Fund	on or after June 12, 2012
Logan Capital Large Cap Core Fund	on or after June 12, 2012

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at June, 2012

Annual Fee Based Upon Market Value Per Fund*
0.75 basis point on average daily market value
Minimum annual fee per fund - $___
Plus portfolio transaction fees

Portfolio Transaction Fees
$___ /book entry DTC transaction/Federal Reserve transaction/principal paydown
$___ /U.S. Bank repo agreement transaction
$___ /short sale
$___ /option/future contract written, exercised or expired
$___ /mutual fund trade/Fed wire/margin variation Fed wire
$___ /physical transaction
$___ /segregated account per year

▪ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪ No charge for the initial conversion free receipt.
▪ Overdrafts – charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee, MSA
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the domestic and global fee schedules on this Exhibit FF.
Logan Capital Management, Inc.

Date:  _______________

Logan – 6/2012

Exhibit FF (continued) to the Separate Series of Advisors Series Trust Custody Agreement

GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at June, 2012
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$32	Lebanon	All	20.00	$72
Australia	All	1.00	$15	Lithuania	All	16.00	$40
Austria	All	1.70	$17	Luxembourg	All	3.20	$25
Bahrain	All	40.00	$112	Malaysia	All	2.90	$39
Bangladesh	All	32.00	$120	Mali*	All	32.00	$124
Belgium	All	1.20	$22	Malta	All	17.60	$60
Benin*	All	32.00	$124	Mauritius	All	24.00	$80
Bermuda	All	12.00	$48	Mexico	All	1.50	$10
Botswana	All	20.00	$40	Morocco	All	28.00	$80
Brazil	All	7.20	$17	Namibia	All	24.00	$40
Bulgaria	All	32.00	$64	Netherlands	All	1.50	$12
Burkina Faso*	All	32.00	$124	New Zealand	All	2.00	$26
Canada	All	1.00	$6	Niger*	All	32.00	$124
Cayman Islands*	All	0.80	$8	Nigeria	All	24.00	$40
Channel Islands*	All	1.20	$20	Norway	All	1.50	$22
Chile	All	16.00	$48	Oman	All	40.00	$112
China“A” Shares	All	9.60	$42	Pakistan	All	24.00	$80
China“B” Shares	All	9.60	$42	Peru	All	35.00	$85
Columbia	All	32.00	$80	Philippines	All	3.90	$36
Costa Rica	All	12.00	$48	Poland	All	12.00	$24
Croatia	All	28.00	$52	Portugal	All	4.80	$39
Cyprus*	All	12.00	$45	Qatar	All	36.00	$112
Czech Republic	All	9.60	$24	Romania	All	28.00	$80
Denmark	All	1.50	$24	Russia	Equities/Bonds	30.00	$165
Ecuador	All	28.00	$52	Russia	MINFINs	12.00	$40
Egypt	All	25.60	$64	Senegal*	All	32.00	$124
Estonia	All	5.60	$20	Singapore	All	1.50	$20
Euromarkets(3)	All	1.00	$4	Slovak Republic	All	20.00	$88
Finland	All	2.40	$22	Slovenia	All	20.00	$88
France	All	1.00	$15	South Africa	All	1.50	$8
Germany	All	1.00	$15	South Korea	All	4.80	$10
Ghana	All	20.00	$40	Spain	All	1.00	$15
Greece	All	7.20	$33	Sri Lanka	All	12.00	$48
Guinea Bissau*	All	40.00	$124	Swaziland	All	24.00	$40
Hong Kong	All	2.00	$25	Sweden	All	1.00	$22
Hungary	All	20.00	$60	Switzerland	All	1.00	$24
Iceland	All	12.00	$45	Taiwan	All	12.00	$64
India	All	8.00	$84	Thailand	All	2.90	$22
Indonesia	All	5.80	$68	Togo*	All	32.00	$124
Ireland	All	1.50	$15	Trinidad & Tobago*	All	24.00	$52
Israel	All	9.60	$29	Tunisia	All	32.00	$36
Italy	All	1.50	$24	Turkey	All	9.60	$10
Ivory Coast	All	32.00	$124	UAE	All	36.00	$104
Jamaica*	All	28.00	$40	United Kingdom	All	1.00	$5
Japan	All	1.00	$8	Ukraine	All	19.20	$29
Jordan	All	32.00	$100	Uruguay	All	40.00	$52
Kazakhstan	All	48.00	$120	Venezuela	All	32.00	$100
Kenya	All	24.00	$40	Vietnam*	All	32.00	$104
Latvia	Equities	12.00	$60	Zambia	All	24.00	$40
Latvia	Bonds	20.00	$72
* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.
Base Fee - A monthly base charge of $___ per account (fund) will apply.
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Logan – 6/2012

Cash Transactions:
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $___.

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $___ per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

Logan – 6/2012                                   4